This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-258359
SUBJECT TO COMPLETION, DATED AUGUST 2, 2021
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 2, 2021)
LivaNova PLC
$300,000,000
                 Ordinary Shares
We are offering           ordinary shares. Our ordinary shares are listed on The Nasdaq Global Market, or NASDAQ, under the symbol “LIVN.” On July 30, 2021, the last reported sales price of our ordinary shares on NASDAQ was $86.30 per share.
Investing in our ordinary shares involves certain risks. You should carefully consider the risks identified in the “Risk Factors” section beginning on page S-12 of this prospectus supplement and the documents incorporated by reference.
	Per Ordinary Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
See “Underwriting” for additional information regarding underwriting discounts, commissions and estimated expenses.

We have granted the underwriters an option to acquire a maximum of           additional ordinary shares (representing 15% of the firm shares) at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Delivery of the ordinary shares will be made through the facilities of the Depositary Trust Company (“DTC”) on or about            , 2021.
Joint Bookrunners
Goldman Sachs & Co. LLC Barclays UBS Investment Bank
Co-Managers
Baird         Stifel
Prospectus Supplement dated            , 2021

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.
We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We have not, and the underwriters have not, authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We and the underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.
Unless expressly indicated or the context suggests otherwise, references in this prospectus to “LivaNova,” the “Company,” “we,” “us” and “our” refer to LivaNova PLC and its consolidated subsidiaries.
PRIIPS Regulation/Prohibition of Sales to EEA Retail Investors
In any European Economic Area (“EEA”) Member State (each, a “Member State”), this communication is only addressed to and is only directed at qualified investors (“Qualified Investors”) in that Member State within the meaning of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).
This prospectus supplement has been prepared on the basis that any offer of ordinary shares in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of ordinary shares. Accordingly, any person making or intending to make any offer within the EEA of ordinary shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for LivaNova or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither LivaNova nor the underwriters have authorized, nor do they authorize, the making of any offer of ordinary shares in circumstances in which an obligation arises for LivaNova or the underwriters to publish a prospectus for such offer. Neither LivaNova nor the underwriters have authorized, nor do they authorize, the making of any offer of ordinary shares through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of ordinary shares contemplated in this prospectus supplement.
The ordinary shares are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of

Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the ordinary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the ordinary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
We, the underwriters, their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a Qualified Investor may, with the consent of the underwriters, be permitted to purchase our ordinary shares in the offering.
In this section, the expression an “offer” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for our ordinary shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).
PRIIPS Regulation/Prohibition of Sales to UK Retail Investors
The ordinary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the ordinary shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the ordinary shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
UK Financial Promotion
This communication is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).
The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA
Certain statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements relating to LivaNova’s plans, objectives, strategies, financial performance and outlook, trends, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “should,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” “foresee” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by LivaNova and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein. Such risks, uncertainties and other important factors include, but are not limited to the risks and uncertainties summarized below:
•
changes in our ordinary share price;

•
activist investors causing disruptions to the business;

•
changes in our profitability;

•
regulatory activities and announcements, including the failure to obtain regulatory approvals for our new products;

•
effectiveness of our internal controls over financial reporting;

•
fluctuations in future quarterly operating results;

•
failure to comply with, or changes in, laws, regulations or administrative practices affecting government regulation of our products, including, but not limited to, U.S. Food and Drug Administration (“FDA”) laws and regulations;

•
failure to establish, expand or maintain market acceptance of our products for the treatment of our approved indications;

•
any legislative or administrative reform to the healthcare system, including the U.S. Medicare or Medicaid systems or international reimbursement systems, that significantly reduces reimbursement for our products or procedures or denies coverage for such products or procedures or enhances coverage for competitive products or procedures, as well as adverse decisions by administrators of such systems on coverage or reimbursement issues relating to our products;

•
failure to maintain the current regulatory approvals for our products’ approved indications;

•
failure to obtain or maintain coverage and reimbursement for our products’ approved indications;

•
unfavorable results from clinical studies;

•
variations in sales and operating expenses relative to estimates;

•
our dependence on certain suppliers and manufacturers to provide certain materials, components and contract services necessary for the production of our products;

•
product liability, intellectual property, shareholder-related, environmental-related, income tax and other litigation, disputes, losses and costs;

•
protection, expiration and validity of our intellectual property;

•
changes in technology, including the development of superior or alternative technology or devices by competitors;

•
competition from providers of alternative medical therapies, such as pharmaceutical companies and providers of cannabis;

•
cyber-attacks or other disruptions to our information technology systems;

•
failure to comply with applicable U.S. laws and regulations, including federal and state privacy and security laws and regulations;

•
failure to comply with applicable non-U.S. laws and regulations;

•
non-U.S. operational and economic risks and concerns;

•
failure to attract or retain key personnel;

•
failure of new acquisitions to further our strategic objectives or strengthen our existing businesses;

•
losses or costs from pending or future lawsuits and governmental investigations, including any amount of liability or damages imposed by the Appeals Court or the Supreme Court in Italy with respect to SNIA S.p.A;

•
risks relating to the exchangeability of our exchangeable senior notes;

•
changes in accounting rules that adversely affect the characterization of our consolidated financial position, results of operations or cash flows;

•
changes in customer spending patterns;

•
continued volatility in the global market and worldwide economic conditions, including volatility caused by UK’s withdrawal from the European Union (“Brexit”) and/or changes to existing trade agreements and relationships between the U.S. and other countries;

•
risks relating to the outbreak and spread of the COVID-19 pandemic or any other pandemic around the world;

•
changes in tax laws, including changes related to Brexit, or exposure to additional income tax liabilities;

•
harsh weather or natural disasters that interrupt our business operations or the business operations of our hospital-customers; and

•
failure of the market to adopt new therapies or to adopt new therapies quickly.

Other factors that could cause our actual results to differ from our projected results are described in the “Risk Factors” section of this prospectus supplement, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as well as other documents that we have filed or will file with the SEC.
The afore-referenced risks and uncertainties are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
You should carefully consider the risks specified under the caption “Risk Factors” in this prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUPPLEMENT SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our ordinary shares. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated therein by reference, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-12, and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.
You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.
Company Overview
LivaNova PLC (together with its subsidiaries “us”, “we”, “our”, “LivaNova” or the “Company”) is a global medical device company focused on the development and delivery of important therapeutic solutions for the benefit of patients, healthcare professionals and healthcare systems throughout the world. Working closely with a global team of medical professionals in the fields of cardiovascular disease and neuromodulation, we design, develop, manufacture and sell innovative therapeutic solutions that are consistent with our mission to improve our patients’ quality of life, increase the skills and capabilities of healthcare professionals and minimize healthcare costs.
We were organized under the laws of England and Wales on February 20, 2015 for the purpose of facilitating the business combination of Cyberonics, Inc., a Delaware corporation, and Sorin S.p.A. (“Sorin”), a joint stock company organized under the laws of Italy. The business combination became effective in October 2015. LivaNova’s ordinary shares are listed for trading on the NASDAQ Global Market under the symbol “LIVN.”
LivaNova is comprised of two principal business franchises, which are also our reportable segments: Cardiovascular and Neuromodulation, corresponding to our primary therapeutic areas.
Our Cardiovascular business franchise is engaged in the development, production and sale of cardiopulmonary products and advanced circulatory support products. Cardiopulmonary products include oxygenators, heart-lung machines, autotransfusion systems, perfusion tubing systems, cannulae and other related accessories. Advanced circulatory support includes temporary life support product kits that can include a combination of pumps, oxygenators and cannulae.
Our Neuromodulation business franchise designs, develops and markets neuromodulation-based medical devices for the treatment of epilepsy, depression and obstructive sleep apnea. We are also developing and conducting clinical testing of the VITARIA System for treating heart failure through vagus nerve stimulation (“VNS”). Our seminal Neuromodulation product, the LivaNova Vagus Nerve Stimulation Therapy (“VNS Therapy”) System, is an implantable device authorized for the treatment of drug-resistant epilepsy and difficult-to-treat depression (“DTD”). The VNS Therapy System consists of an implantable pulse generator and connective lead that stimulate the vagus nerve; surgical equipment to assist with the implant procedure; equipment and instruction manuals enabling a treating physician to set parameters for a patient’s pulse generator; and for epilepsy, magnets to manually suspend or induce nerve stimulation. The pulse generator and lead are surgically implanted in a subcutaneous pocket in the upper left chest area, generally during an out-patient procedure; the lead, which does not need to be removed to replace a generator with a depleted battery, is connected to the pulse generator and tunneled under the skin to the vagus nerve in the lower left side of the patient’s neck.

Summary of Offering Structure
The sale of the ordinary shares offered herein is expected to close on         , 2021 (the “Closing”). The sale of the ordinary shares offered herein will be made on a non-preemptive basis. At the Closing, we will issue           ordinary shares for non-cash consideration. Goldman Sachs & Co. LLC(“Goldman Sachs”), in its capacity as subscriber of certain ordinary shares and redeemable preference shares of JerseyCo (the “JerseyCo Subscriber”), will subscribe for redeemable preference shares in Project Tau Funding Limited, a company registered in Jersey (“JerseyCo”) for an amount in cash equal to the net proceeds of the sale of the ordinary shares offered herein. We will allot and issue the new ordinary shares on a non-pre-emptive basis in consideration for the transfer by the JerseyCo Subscriber to us of the ordinary shares and redeemable preference shares in JerseyCo.
If the option to acquire additional ordinary shares is exercised in whole or in part, we will issue the relevant number of ordinary shares for non-cash consideration on the relevant closing date. The JerseyCo Subscriber will subscribe for further redeemable preference shares in JerseyCo for an amount in cash equal to the net proceeds of the option to acquire additional ordinary shares (and, depending on the relevant closing date, may also subscribe for additional ordinary shares in JerseyCo). We will allot and issue the new ordinary shares on a non-pre-emptive basis in consideration for the transfer by the JerseyCo Subscriber to us of those redeemable preference shares (and, if applicable, ordinary shares) in JerseyCo.
The ordinary shares issued or to be issued in connection with the transactions described herein are credited or will be credited as fully paid and will rank pari passu with all existing ordinary shares.
For a description of the use of proceeds relating to the ordinary shares offered hereby, see “Use of Proceeds.”
Proposed Revolving Credit Facility
We have received commitments for a new secured revolving credit facility (the “new revolving credit facility”) under which LivaNova USA, Inc. would be extended credit in an aggregate principal amount not to exceed $125.0 million at any time outstanding, and which would include a subfacility for the issuance of letters of credit in an aggregate amount not to exceed $25.0 million. Closing on the new revolving credit facility is subject to negotiation of final documentation and other customary conditions, and is currently expected to occur by mid-August. Any closing on the new revolving credit facility will occur at a future date after the closing of this offering.

THE OFFERING
Issuer
LivaNova PLC
Ordinary Shares Offered by Us
     ordinary shares;    ordinary shares if the underwriters exercise in full their option to acquire additional ordinary shares.
Ordinary Shares to be Outstanding Immediately after this Offering(i)
     ordinary shares;    ordinary shares if the underwriters exercises in full their option to acquire additional ordinary shares.
Use of Proceeds
We estimate that the net proceeds from our sale of ordinary shares in this offering will be approximately $      million (or $      million if the underwriters exercises in full their option to acquire additional ordinary shares) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds we receive from this offering as partial funding of the repayment of our five-year senior secured term loan (the “Term Loan”).
See “Use of Proceeds” for additional information.
Risk Factors
See “Risk Factors” beginning on page S-12 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.
Nasdaq Global Market Symbol
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “LIVN.”
Transfer Agent
The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

(1)
The number of our ordinary shares that will be outstanding after this offering is based on 48,983,280 ordinary shares outstanding as of June 30, 2021. The number of ordinary shares outstanding excludes:

•
826,762 restricted stock unit awards as of June 30, 2021;

•
346,967 performance-based and market-based restricted stock unit awards as of June 30, 2021;

•
2,971,058 stock appreciation rights and stock option awards as of June 30, 2021; and

•
2,858,906 shares reserved for future issuance under our 2015 Incentive Award Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following summary consolidated financial data is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the six months ended June 30, 2021 and the consolidated financial statements and the related notes incorporated by reference into the accompanying prospectus. The summary consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the full year or any other period.
	Six Months Ended June 30(1),
(in thousands, except per share data)	2021	2020
Consolidated Statements of Operations Data:
Net sales	$512,086	$424,603
Cost of sales	173,723	141,631
Gross profit	338,363	282,972
Operating expenses:
Selling, general and administrative	238,429	227,675
Research and development	97,182	61,054
Other operating expenses	42,036	8,872
Operating loss from continuing operations	(39,284)	(14,629)
Interest income	115	435
Interest expense	(32,451)	(10,564)
Foreign exchange and other losses	(6,319)	(2,913)
Loss from continuing operations before tax	(77,939)	(27,671)
Income tax expense	6,996	21,571
Losses from equity method investments	(81)	(173)
Net loss from continuing operations	(85,016)	(49,415)
Net loss from discontinued operations, net of tax	—	(995)
Net loss	$(85,016)	$(50,410)
	Year Ended December 31,
(in thousands, except per share data)	2020	2019	2018
Consolidated Statements of Operations Data:
Net sales	$934,241	$1,084,170	$1,106,961
Costs and expenses:
Cost of sales – exclusive of amortization	308,062	323,517	361,321
Product remediation	7,860	15,777	10,680
Selling, general and administrative	427,770	506,478	464,967
Research and development	152,902	146,849	145,948
Merger and integration expenses	7,333	23,457	24,420
Restructuring expenses	7,571	12,254	15,915
Impairment of disposal group	180,160	—	—
Impairment of goodwill	21,269	42,417	—

	Year Ended December 31,
(in thousands, except per share data)	2020	2019	2018
Impairment of long-lived assets	6,762	142,517	567
Amortization of intangibles	38,312	40,375	37,194
Decommissioning provision	42,198	—	—
Litigation provisions, net	3,906	(601)	294,021
Operating loss from continuing operations	(269,864)	(168,870)	(248,072)
Interest income	131	803	847
Interest expense	(40,837)	(15,091)	(9,825)
Gain on acquisition	—	—	11,484
Foreign exchange and other losses	(33,417)	(2,536)	(1,881)
Loss from continuing operations before tax	(343,987)	(185,694)	(247,447)
Income tax benefit	(736)	(30,153)	(69,629)
Losses from equity method investments	(264)	—	(644)
Net loss from continuing operations	(343,515)	(155,541)	(178,462)
Net (loss) income from discontinued operations, net of tax	(1,493)	365	(10,937)
Net loss	$(345,008)	$(155,176)	$(189,399)

(1)
In our Form 10-Q for the six months ended June 30, 2021 we revised the presentation of certain items on the condensed consolidated statements of income (loss) as compared to presentation in the Form 10-K for the year ended December 31, 2020. The condensed consolidated statement of income (loss) for the six months ended June 30, 2020 has been conformed to this presentation. These revisions are summarized as follows:

•
Product remediation is now included within cost of sales

•
Merger and integration expenses are now included within other operating expenses

•
Restructuring expenses are now included within other operating expenses

•
Litigation provision, net is now included within other operating expenses and

•
Amortization of intangibles is now included within cost of sales or selling, general and administrative based on the nature of the underlying intangible asset.

Consolidated Statements of Operations Data
(in thousands, except for per share data)	Year Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
Basic (loss) income per share:
Continuing Operations	$(7.07)	$(3.22)	$(3.68)	(1.74)	$(1.02)
Discontinued Operations	(0.03)	0.01	(0.23)	—	(0.02)
	$(7.10)	$(3.21)	$(3.91)	(1.74)	$(1.04)
Diluted (loss) income per share
Continuing Operations	$(7.07)	$(3.22)	$(3.68)	(1.74)	$(1.02)
Discontinued Operations	(0.03)	0.01	(0.23)	—	(0.02)
	$(7.10)	$(3.21)	$(3.91)	(1.74)	$(1.04)
Shares used in computing basic (loss) income per share	48,592	48,349	48,497	48,833	48,548
Shares used in computing diluted (loss) income per share	48,592	48,349	48,497	48,833	48,548
Consolidated Balance Sheet Data
(in thousands, except for per share data)	As of December 31,			As of June 30,
	2020	2019	2018	2021	2020
Cash, cash equivalent and short term investments	$252,832	$61,137	$47,204	329,386	$232,549
Working capital	410,382	36,890	36,551	106,854	404,075
Total assets(1)	2,411,351	2,411,797	2,549,701	2,396,522	2,502,663
Long term debt, net of current portion	642,298	260,330	139,538	431,033	639,189
Accumulated deficit	(752,402)	(406,755)	(251,579)	(837,418)	(457,804)
Stockholders’ equity	1,118,829	1,383,717	1,503,738	1,040,470	1,333,186

(1)
The summary financial data for fiscal years 2019 and beyond reflect the adoption of ASU 2016-02. Leases (Topic 842). For additional information refer to “Note 2. Basis of Presentation, Use of Accounting Estimates and Significant Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2020. The selected financial data for fiscal year 2018 does not reflect the adoption of ASU 2016-02.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, and you could lose all or a part of your investment in our ordinary shares.
Risks Related to Our Business
Our business is subject to risks described under “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including risks related to the continuing global spread of COVID-19 and its variants.
Risks Related to Our Ordinary Shares
The market price and trading volume of our ordinary shares may be volatile, which could result in rapid and substantial losses for our shareholders.
Since our organization on February 20, 2015 through July 30, 2021, the price of our ordinary shares has ranged from a low of $34.22 on March 23, 2020 to a high of $130.95 on September 12, 2018. In the future, the market price of our shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our ordinary shares may fluctuate and cause significant price variations to occur. If the market price of our ordinary shares declines significantly, you may be unable to resell your shares at or above the price at which you purchased them, if at all. The market price of our ordinary shares may fluctuate or decline significantly in the future. Factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our ordinary shares include, but are not limited to, those listed in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020 and the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference herein, and the following, some of which are beyond our control regardless of our actual operating performance:
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actual or anticipated quarterly variations in operational results and reactions to earning releases or other presentations by company executives;

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failure to meet the expectations of securities analysts and investors;

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rating agency credit rating actions;

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the contents of published research reports about us or our industry or the failure of securities analysts to cover our ordinary shares;

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any indebtedness we may incur in the future;

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actions by institutional shareholders;

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speculation or reports by the press or the investment community with respect to us or our industry in general;

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increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

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changes in our capital structure;

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announcements of dividends;

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additional future sales of our ordinary shares by us or members of our management;

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announcements of technological innovations or new services by us or our competitors or new entrants into the industry;

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announcements by us, our competitors or vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

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loss of a major supplier or vendor;

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changes in the status of intellectual property rights;

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losses or costs from pending or future lawsuits and governmental investigations, including any liability imposed by the Supreme Court in Italy with respect to SNIA S.p.A;

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third-party claims or proceedings against us or adverse developments in pending proceedings;

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additions or departures of key personnel;

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changes in applicable laws and regulations;

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negative publicity for us, our business or our industry;

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changes in expectations or estimates as to our future financial performance or market valuations of competitors, customers or travel suppliers;

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results of operations of our competitors; and

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general market, political, health and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

Volatility in our share price could also make us less attractive to certain investors, and/or invite speculative trading in our ordinary shares or debt instruments.
In addition, securities exchanges, and in particular the NASDAQ, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.
Our liquidity, the trading price of our securities and our financial condition and results of operations may be affected by certain cash contingencies and we may need to enter into new indebtedness or issue additional ordinary shares to raise cash in a short time period; there is no assurance that we will be able to raise additional capital with respect to these contingencies at attractive prices and terms or at all.
We intend to use the net proceeds we receive from this offering as partial funding for the repayment of our Term Loan. In addition to the remaining Term Loan amount that we will owe, we have contingent needs for cash. Under the terms of our 3.00% cash exchangeable senior notes (the “Notes”), holders are entitled to exchange the Notes at any time during specified periods for cash. The trading price exchange condition was satisfied on June 18, 2021, which allows the holders of the Notes to exchange the Notes beginning July 1, 2021 through September 30, 2021. As of June 30, 2021, we had $287.5 million aggregate principal amount of Notes outstanding. The Notes are exchangeable solely into cash and are not exchangeable into ordinary shares of LivaNova or any other security under any circumstances. The amount of cash deliverable upon any exchange would be determined with reference to the trading prices of the underlying ordinary shares, applying the applicable exchange rate (initially 16.3980 ordinary shares per $1,000 principal amount of Notes, subject to adjustment), as set forth in the indenture governing the Notes. If holders elect to exchange their Notes during the current period or any future periods in the event an exchange condition is met, we would be required to settle our exchange obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to exchange their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. Currently, the Company believes it is unlikely the holders of the Notes will exchange significant amounts of the Notes. This belief is based upon market conditions and historical investor behavior and is not a guaranty that holders will not exchange Notes. See “Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Our failure to repurchase the Notes or exchange the Notes for cash at a time when the repurchase or exchange is required by the Indenture governing the Notes would constitute a default under the applicable indenture.
In addition, we may have material liability for damages and environmental cleanup in connection with chemical sites in Italy previously operated by other subsidiaries of SNIA S.p.A (“SNIA”), the former parent of Sorin. Any damages attributable to LivaNova could be payable promptly upon a final determination of liability from the Court of Appeal of Milan and the Italian Supreme Court, which could have a material adverse effect on the trading price of our securities and on our financial condition and results of operation.
Sorin was created as a result of a spin-off (the “Sorin spin-off”) from SNIA in January 2004, and in October 2015, Sorin was merged into LivaNova. SNIA subsequently became insolvent and the Italian Ministry of the Environment and the Protection of Land and Sea (the “Italian Ministry of the Environment”), sought compensation from SNIA in an aggregate amount of approximately $4 billion for remediation costs relating to the environmental damage at chemical sites previously operated by SNIA’s other subsidiaries.
In September 2011 and July 2014, the Bankruptcy Court of Udine and the Bankruptcy Court of Milan held (in proceedings to which we are not parties) that the Italian Ministry of the Environment and other Italian government agencies (the “Public Administrations”) were not creditors of either SNIA or its subsidiaries in connection with their claims in the Italian insolvency proceedings. The Public Administrations appealed and in January 2016, the Court of Udine rejected the appeal. The Public Administrations appealed that decision to the Supreme Court. In addition, the Bankruptcy Court of Milan’s decision has been appealed.
In January 2012, SNIA filed a civil action against Sorin in the Civil Court of Milan asserting joint liability of a parent and a spun-off company; the Public Administrations entered voluntarily into the proceeding, asking Sorin, as jointly liable with SNIA, to pay compensation for SNIA’s environmental damages. On April 1, 2016, the Court of Milan dismissed all legal actions of SNIA and of the Public Administrations further requiring the Public Administrations to pay Sorin approximately €292,000 (approximately $347,000 as of June 30, 2021) for legal fees. The Public Administrations appealed the 2016 Decision to the Court of Appeal of Milan. On March 5, 2019, the Court of Appeal issued a partial decision on the merits declaring Sorin/LivaNova jointly liable with SNIA for SNIA’s environmental liabilities in an amount up to the fair value of the net worth received by Sorin because of the Sorin spin-off, an estimated €572.1 million (approximately $679.1 million as of June 30, 2021). Next the Court will evaluate a report delivered by a panel of three experts assessing the environmental damages, including the costs of clean-up and compensatory damages, and review briefs from the parties. Thereafter, the Court will issue its ruling on the amount of damages attributable to LivaNova. We cannot predict the outcome of these proceedings with respect to damages, or the timing of any resolution by the Court, however we do not expect a final judgment earlier than December 2021. Separately, we have appealed the partial decision on liability to the Italian Supreme Court (Corte di Cassazione), although any final judgment on damages may not be stayed pending resolution by the Italian Supreme Court. We have not recognized a liability in connection with these related matters because any potential loss is not currently probable or reasonably estimable. See “Note 8 Commitments and Contingencies — Litigation — Environmental Liability in the Notes to the Condensed Consolidated Financial Statements” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 3021.
If these or other contingencies are realized we may have to borrow material additional debt or issue material additional ordinary shares or take other measures to raise cash in a short time period. There is no assurance that we will be able to raise additional capital with respect to these or other contingencies at attractive prices and terms or at all. Any action by us to raise funds for these or other contingencies may result in further indebtedness, the implementation of restrictive covenants, diversion of funds that could be used for other matters or dilution of existing shareholders, any of which could be material in scope and could have a material adverse effect on the trading price of our securities and on our financial condition and results of operation.
We expect to enter into the new revolving credit facility described under “Prospectus Supplement Summary- Proposed Revolving Credit Facility” upon the repayment in full of our existing Term Loan.

While we have no current intention with respect to borrowings under any such facilities, we may borrow to fund operations including to pay the contingencies described above. See risk factors “We are subject to environmental laws and regulations and the risk of environmental liabilities, violations and litigation in multiple jurisdictions” and “Risks Related to our Term Loan and Notes” discussed in the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.
If we or our existing investors sell additional ordinary shares, the market price of our ordinary shares could decline.
In the future, LivaNova may issue or sell additional ordinary shares or equity-linked securities for a number of purposes, including to raise capital or in exchange for other outstanding securities. Pursuant to resolutions passed at the annual general meeting of shareholders held on June 9, 2021 (the “2021 AGM”), our Board of Directors (the “Board”) has: (i) authority to allot new shares and to grant rights to subscribe for, or to convert any security into, shares, up to an aggregate nominal value of £16,122,679; and (ii) the power to disapply existing shareholders’ pre-emption rights in relation to the allotment of shares for cash consideration up to an aggregate nominal amount of: (a) £2,442,830 for any purpose; and (b) an additional £2,442,830 for the purposes of financing an acquisition or other capital investment (the “Existing Authorities”). The Existing Authorities will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM. See “Description of Our Ordinary Shares” in this prospectus supplement.
We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our ordinary shares. The market price of our ordinary shares could decline as a result of sales of a large number of ordinary shares in the market, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
You may not be able to enforce civil liabilities against us.
We are organized under the laws of England and Wales. A number of our officers and directors are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. The United States and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. See “Enforcement of Judgments.”
If equity research analysts cease to publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.
The trading market for our ordinary shares relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The market price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

USE OF PROCEEDS
All of the ordinary shares being offered pursuant to this prospectus supplement are being sold by the Company. We estimate that the net proceeds from our sale of ordinary shares in this offering will be approximately $      million (or $      million if the underwriters exercises in full their option to acquire additional ordinary shares) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds we receive from this offering as partial funding of the repayment of our Term Loan.
Our Term Loan has a maturity date of June 30, 2025. Borrowings under the Term Loan bear interest at a variable annual rate equal to the three-month LIBOR rate (subject to a 1% floor), plus an applicable margin of 6.5% per annum. The effective interest rate of the Term Loan at June 30, 2021 was 9.05%.
Because we are prepaying the Term Loan prior to the second anniversary of its closing date, we will be required to pay a related make-whole premium, which will be equal to the excess of (a) the sum of the present value of (i) 102% of the outstanding principal amount of the Term Loan being prepaid as of such date of prepayment, plus (ii) all required interest payments due on the Term Loan being prepaid from the date of prepayment through and including the second anniversary of the closing date for the Term Loan, which such present value shall be computed using a discount rate equal to the Treasury Rate (as defined in the related credit agreement) as of the relevant prepayment date (subject to a zero floor) plus 50 basis points over (b) the principal amount of the Term Loan being prepaid; provided, that in no event shall the make-whole premium be less than zero.
We expect to enter a new revolving credit facility described under “Prospectus Supplement Summary — Proposed Revolving Credit Facility” upon the repayment in full of our existing Term Loan.

CAPITALIZATION
The following table sets forth the cash and cash equivalents and the capitalization of LivaNova PLC as of June 30, 2021 (i) on an actual historical basis and (ii) as adjusted giving effect to the offering (assuming no exercise of the underwriters’ option to acquire additional shares) and application of the net proceeds as described under “Use of Proceeds,” as if each had occurred on June 30, 2021. You should read the following table in conjunction with the section titled “Summary Consolidated Financial Data,” included in this prospectus supplement, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2021 and the consolidated financial statements and the related notes incorporated by reference into the accompanying prospectus.
	As of June 30, 2021
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and short term investments	$329,386	$
Debt:
Term Loan(1)	$450,000	$
3.00% Cash Exchangeable Senior Notes due 2025(2)	287,500
Mediocredito Italiano Loan	4,404
Bank of America Merrill Lynch Banco Múltiplo S.A. Loan	6,781
Bank of America, U.S. Loan	1,527
Other	576
Total long-term facilities	750,788
Less current portion of long-term debt(3)	296,127
Total long-term debt	454,661
Current debt obligations(4)	301,156
Total debt	755,817
Stockholders’ equity:
Common Stock: £1.00 nominal value; unlimited shares authorized; 49,522,582 shares issued and 48,983,280 shares outstanding	76,405
Additional paid-in capital	1,779,113
Accumulated other comprehensive income	23,075
Accumulated deficit	(837,418)
Treasury stock at cost, 539,302 ordinary shares	(705)
Total stockholders’ equity	1,040,470
Total capitalization	$1,796,287	$

(1)
Represents the total principal amount exclusive of unamortized debt discount and issuance costs of $23.6 million.

(2)
Represents the total principal amount exclusive of unamortized debt discount and issuance costs of $69.1 million.

(3)
Represents the total principal amount of the 3.00% Cash Exchangeable Senior Notes due 2025 which are exchangeable at the election of the holders through September 30, 2021. For additional information see LivaNova’s second quarter Form 10-Q filed on July 28, 2021.

(4)
Includes the current portion of long-term debt and $5.0 million amounts outstanding under short-term unsecured revolving arrangements and other agreements with various banks.

DESCRIPTION OF OUR ORDINARY SHARES
The following is a description of our share capital and a summary of the material terms of our articles of association (the “Articles”). This summary does not purport to give a complete overview and may not contain all of the information that is important to you. To understand them fully, you should read our articles of association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are parts, and the applicable provisions of the U.K. Companies Act 2006 (the “Companies Act”) as in force from time to time.
General
Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the ordinary shares in the same manner and under the same terms as U.K. residents or nationals.
Share Capital
As of June 30, 2021, there were 49,522,582 total ordinary shares issued, each with a nominal or par value of £1.00 each (the “ordinary shares”) and 49,983,280 total ordinary shares outstanding.
Dividends and Distributions
Under English law, the Company may only pay dividends out of profits that are available for that purpose. The Company’s profits available for distribution are (in basic terms) its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously reduced or extinguished in a reduction or reorganization of capital duly made. The amount of the Company’s distributable reserves is a cumulative calculation. The Company may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.
Additionally, the Company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.
The Articles permit the Company shareholders, by ordinary resolution (a resolution passed by a simple majority of those shareholders present in person or by proxy and voting in respect of the relevant resolution), to declare dividends but no dividend shall exceed the amount recommended by the directors.
In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed by a shareholder for 12 years from the date when it became due for payment.
The Articles also permit a scrip dividend scheme under which the directors of the Company may offer any holders of ordinary shares the right to receive shares, credited as fully paid, instead of cash in respect of all or any dividend subject to certain terms and conditions set out in the Articles.
Voting Rights
The shareholders in general meeting must vote by poll. On a poll taken at a general meeting, each qualifying Company shareholder present in person or by proxy and entitled to vote on the resolution has one vote for every ordinary share held by such shareholder.
In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting is shareholders who together represent at least a majority of the voting rights of all Company shareholders entitled to vote at the meeting, present in person or by proxy, save that if the Company has only one shareholder entitled to attend and vote at the general meeting, one qualifying Company shareholder present at the meeting and entitled to vote is a quorum.
Amendment to the Articles
Under the Companies Act, the shareholders may amend the articles of association of the Company by special resolution (a resolution passed by the holders of at least 75% of those shares voted either in person or by proxy on the relevant resolution) at a general meeting. The notice of the general meeting at which a special resolution is proposed shall be required to specify the intention to propose any resolutions at the meeting as special resolutions.
Modification of Rights
The rights attaching to the ordinary shares may be modified with the written consent of the holders of 75% in nominal value of the issued ordinary shares (excluding any shares of that class held as treasury shares), or by a special resolution of the holders of the issued ordinary shares, but not otherwise.
General Meetings and Notices
An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings must be called by not less than 14 clear days’ notice. General meetings that are not annual general meetings may be called by shorter notice if agreed to by a majority in number of the Company shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal or par value of the ordinary shares given that right. At least seven clear days’ notice is required for any adjourned meeting, and such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.
Subject to the Companies Act, notices of general meetings shall be given to every holder of ordinary shares as of the record date for the relevant meeting. Beneficial owners nominated to enjoy information rights under the Companies Act and the Company’s auditors are also entitled to receive notices of, and other communications relating to, general meetings. Under the Companies Act, the Company is required to hold an annual general meeting of its shareholders within six months from the day following the end of its fiscal year. Subject to the foregoing, a general meeting may be held at a time and place determined by the Company’s board.
Under the Companies Act, the Company must convene such a meeting once it has received requests to do so from Company shareholders representing at least 5% of the paid up share capital of the Company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares).
Under the Articles, a general meeting may also be called if the company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Company shareholders may call a general meeting for the purpose of appointing one or more directors.
Disclosure of Interests in Ordinary Shares
Under the Companies Act, the Company may serve a notice requiring a person it knows, or has reasonable cause to believe, has an interest in any ordinary shares (or to have had an interest in the previous three years) to confirm or deny the fact, and, if the former, to disclose certain information about the interest, including information about any other person with an interest in the ordinary shares. If a shareholder fails to comply with such a notice within such reasonable period of time as may be set out in the notice, the shareholder shall not be entitled to attend or vote either personally or by proxy at a general meeting, and, where the shares to which such failure to comply represent at least 0.25 percent in nominal value of the issued shares of their class, in respect of such shares, no dividends shall be paid, and no transfers of such shares shall be registered save in certain circumstances.
Return of Capital and Winding Up
On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the holders of the ordinary shares shall be applied in the same order of priority as applies in respect of dividends (i.e. on a pro rata basis based on the number of ordinary shares held by each holder, with all ordinary shares ranking equally amongst themselves for such purpose).

In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the Companies Act, divide among the Company shareholders the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and the liquidator may, for that purpose, value any assets as they deem fair and determine how the division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Company shareholders as he, with the like sanction, may determine. No Company shareholder shall be compelled to accept any assets upon which there is a liability.
Authority to Allot New Shares and Pre-Emption Rights
Under the Companies Act, the Board may only allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company if it is authorized to do so by the Articles or by ordinary shareholder resolution. There are certain exceptions under the Companies Act, including for shares allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act).
At the annual general meeting of shareholders held on June 9, 2021 (the “2021 AGM”), the Company’s shareholders passed an ordinary resolution granting the Board authority to allot new shares and to grant rights to subscribe for, or to convert any security into, shares, up to an aggregate nominal value of £16,122,679, which is equivalent to approximately 33% of the Company’s total issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This authority (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or convert securities into, shares to be granted, after its expiry and the directors may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to such offers or agreements as if this authority had not expired.
Under the Companies Act, the allotment of equity securities that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the Articles otherwise provide an exclusion of these pre-emption rights. In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to the Company, will include the ordinary shares, and all rights to subscribe for or convert securities into such ordinary shares. There are certain exceptions under the Companies Act, including for equity securities allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act) and for equity securities wholly or partly paid up otherwise than in cash.
At the 2021 AGM, the Company’s shareholders passed a special resolution to give the Board the power to allot new equity securities for cash or to sell treasury shares held by the Company for cash, in each case without first offering them to shareholders in proportion to their existing holdings up to an aggregate nominal amount of: (a) £2,442,830 for any purpose; and (b) an additional £2,442,830 only for the purposes of financing an acquisition or other capital investment. The amounts set out under (a) and (b) are each equal to approximately 5% (and together equal to approximately 10%) of the Company’s issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This power (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this power expires, make offers or agreements which would or might require equity securities to be allotted and/or treasury shares to be sold after its expiry and the directors may allot equity securities and/or sell treasury shares pursuant to such offers or agreement as if this power had not expired.
Alteration of Share Capital/Repurchase of Ordinary Shares
Subject to the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, the Company may, from time to time, among other things:

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increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution (see “Authority to Allot New Shares and Pre-Emption Rights” above);

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consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares, subject to this being approved by its shareholders by means of an ordinary resolution;

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subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares, subject to this being approved by its shareholders by means of an ordinary resolution; or

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redenominate its share capital or any class of share capital, subject to this being approved by its shareholders by means of an ordinary resolution.

The Companies Act prohibits the Company from purchasing its own shares unless the terms of the contract pursuant to which the purchase(s) are to be made have been approved by its shareholders by means of an ordinary resolution.
Transfer of Ordinary Shares
The Articles allow holders of ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act and is approved by the Company’s board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of any ordinary shares which are not fully paid) by or on behalf of the transferee.
The Company may not Charge a Fee for Registering the Transfer of a Share
The Company’s board may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid or is with respect to a share on which the Company has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Company’s board refuses to register a transfer of a share, it shall send notice to the transferee of notice of the refusal together with reasons for the refusal and any instrument of transfer shall (except in the case of fraud) be returned when the notice of refusal is sent.
Stock Exchange Listing
The ordinary shares trade on Nasdaq under the symbol “LIVN”.

U.S. FEDERAL TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the ownership and disposition of our ordinary shares by a U.S. Holder (as defined below).
This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof, and the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and on Capital Gains dated July 24, 2001 (as amended by any subsequent protocols, including the protocol of July 19, 2002) (the “Treaty”). Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of ordinary shares. In particular, this summary is directed only to U.S. Holders that hold ordinary shares as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), U.S. Holders that own or are treated as owning 10% or more of our stock by vote or value, persons holding ordinary shares as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or non-U.S. taxes, U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of holding or disposing of ordinary shares.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares.
You should consult your own tax advisors about the consequences of the acquisition, ownership and disposition of the ordinary shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under non-U.S., state, local or other tax laws.
Taxation of Dividends
Subject to the discussion below under “— Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our ordinary shares (including any amount withheld in respect of U.K. taxes) that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.
We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be reported to them as dividends for U.S. federal income tax purposes.
If you are a U.S. Holder, dividends paid in a currency other than U.S. dollars generally will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you receive the dividends. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.
Subject to certain exceptions, the U.S. dollar amount of dividends received by an individual with respect to the ordinary shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the ordinary shares will be treated as qualified dividends if:

•
the ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•
we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

The ordinary shares are listed on the NASDAQ, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. In addition, the U.S. Treasury has determined that the Treaty meets the requirements for reduced rates of taxation, and we believe we are eligible for the benefits of the Treaty. Based on our financial statements, relevant market and shareholder data, the manner in which we conduct our business and our current expectations regarding the value and nature of our assets and the sources and nature of our income, we do not believe that we were a PFIC in our taxable year ending December 31, 2020, and we do not expect to become a PFIC in our current taxable year or in the foreseeable future. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.
Dividend distributions with respect to our ordinary shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation.
U.S. Holders that receive distributions of additional ordinary shares or rights to subscribe for ordinary shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.
Taxation of Dispositions of Shares
Subject to the discussion below under “— Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of the ordinary shares, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the ordinary shares, as determined in U.S. dollars as discussed below. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the ordinary shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.
Gain, if any, realized by a U.S. Holder on the sale or other disposition of the ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Status
Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either
•
75% or more of our gross income for the taxable year is passive income; or

•
the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50%.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.
Based on our financial statements, relevant market and shareholder data, the manner in which we conduct our business and our current expectations regarding the value and nature of our assets and the sources and nature of our income, we do not believe that we were a PFIC in our taxable year ending December 31, 2020, and we do not expect to become a PFIC in our current taxable year or in the foreseeable future. Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition of our gross income and the relative quarterly average value of our assets. In the event that, contrary to our expectation, we are classified as a PFIC in any taxable year in which a U.S. Holder holds ordinary shares, such U.S. Holder generally would be subject to additional taxes on certain distributions and any gain realized from the sale or other taxable disposition of the ordinary shares regardless of whether we continued to be a PFIC in any subsequent year. Prospective U.S. investors are encouraged to consult their own tax advisor as to our status as a PFIC, the tax consequences to them of such status.
Foreign Financial Asset Reporting
Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year or more than U.S.$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on U.S. Internal Revenue Service (“IRS”) Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.
Backup Withholding and Information Reporting
Dividends paid on, and proceeds from the sale or other disposition of, the ordinary shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

CERTAIN U.K. TAX CONSIDERATIONS
Certain U.K. Tax Considerations
The summary below is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It relates only to certain limited aspects of the U.K. tax consequences of holding or disposing of ordinary shares being offered pursuant to this prospectus supplement and is based on current U.K. tax law and what is understood to be the current published practice of HM Revenue & Customs (“HMRC”) as at the date of this document (which are both subject to change at any time, possibly with retrospective effect). The rates and allowances for 2021/2022 stated in the U.K. tax section below reflect the current law.
The summary below does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular, the comments below are intended to apply only to holders of ordinary shares: (i) who are resident (and, in the case of individuals, domiciled) in (and only in) the U.K. for U.K. tax purposes (except to the extent that the position of non-U.K. resident holders is expressly referred to); (ii) to whom split-year treatment does not apply; (iii) who are and will be the absolute beneficial owners of their ordinary shares and any dividends paid in respect of them; (iv) who hold, and will hold, their ordinary shares as investments (otherwise than through an individual savings account or a pension arrangement) and not as securities to be realized in the course of a trade; (v) who hold less than 5% of the ordinary shares; and (vi) to whom the U.K. tax rules concerning carried interest do not apply in relation to their holding or disposal of ordinary shares. The comments below may not apply to certain holders, such as (but not limited to) persons who are connected with us, dealers in securities, broker dealers, financial institutions, insurance companies, charities, collective investment schemes, pension schemes, holders who are exempt from U.K. taxation or holders who are or were officers or employees of LivaNova PLC (or of any related company) and have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment (whether current, historic or prospective). Such holders may be subject to special rules.
The material set out in the paragraphs below does not constitute tax advice and these paragraphs do not describe all of the circumstances in which holders of ordinary shares in LivaNova PLC may benefit from an exemption or relief from U.K. taxation. Holders who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the U.K. should consult an appropriate professional adviser. In particular, non-U.K. resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.
The statements below relating to U.K. stamp duty and SDRT should be read in conjunction with the risk factor entitled “Transfers of our shares, other than ones effected by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to UK stamp duty or UK stamp duty reserve tax (“SDRT”)” in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020.
POTENTIAL INVESTORS SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.
Taxation of Dividends
Withholding tax.   Dividend payments in respect of the ordinary shares may be made without withholding or deduction for or on account of U.K. tax.
Income tax.
Individual holders within the charge to U.K. income tax
When LivaNova PLC pays a dividend to a holder of ordinary shares who is an individual resident (for tax purposes) and domiciled in the U.K., the amount of income tax payable on the receipt, if any, will depend on the individual’s own personal tax position. “Dividend income” for these purposes includes U.K. and non U.K. source dividends and certain other distributions in respect of shares.
No U.K. income tax on dividend income received from LivaNova PLC should be payable by an individual holder of ordinary shares who is resident in the U.K. for tax purposes if the amount of dividend income received, when aggregated with the holder’s other dividend income in the year of assessment, does not exceed the nil rate amount. The nil rate amount is £2,000 for the 2021/2022 tax year. Dividend income in excess of the nil rate amount is taxed at the following rates for 2021/2022:
(a)
7.5%, to the extent that the dividend income falls within the basic rate band of income tax;

(b)
32.5%, to the extent that the dividend income falls within the higher rate band of income tax; and

(c)
38.1%, to the extent that the dividend income falls within the additional rate band of income tax.

For the purposes of determining which of the taxable bands dividend income falls into, dividend income is treated as the highest part of a shareholder’s income. In addition, dividend income which is within the nil rate amount counts towards an individual’s basic or higher rate limits, and so will be taken into account in determining whether the threshold for higher rate or additional rate income tax is exceeded.
Other individual holders
Individual holders who are not resident (for tax purposes) or domiciled in the U.K. and who hold their ordinary shares as an investment and not in connection with any trade carried on by them (whether solely or in partnership) would not generally be subject to U.K. tax on dividends received from LivaNova PLC.
Corporation tax.
Corporate holders within the charge to U.K. corporation tax
Holders of ordinary shares within the charge to corporation tax that are “small companies” (for the purposes of U.K. taxation of dividends) are not generally expected to be subject to tax on dividends from LivaNova PLC provided certain conditions are met (including an anti-avoidance condition). Other corporate holders within the charge to U.K. corporation tax (which are not a “small company” for the purposes of U.K. taxation of dividends) should not be subject to tax on dividends from LivaNova PLC so long as the dividends fall within an exempt class and certain conditions are met. In general, (i) dividends paid on non-redeemable “ordinary shares” (that is, non-redeemable shares that do not carry any present or future preferential rights to dividends or to assets of LivaNova PLC on its winding up); and (ii) dividends paid to a U.K. resident corporate shareholder holding less than 10% of the issued share capital of the class in respect of which the dividend is paid, should fall within an exempt class and so accordingly we would generally expect dividends LivaNova PLC pays not to be subject to U.K. corporation tax. However, it should be noted that the exemptions are not comprehensive and are subject to anti-avoidance rules. Corporate holders will need to ensure that they satisfy the requirements of any exempt class and that no anti-avoidance rules apply before treating any dividend as exempt, and seek appropriate professional advice where necessary.
If the conditions for exemption are not satisfied, or such holder elects, within two years of the end of the accounting period in which the dividend is received, for an otherwise exempt dividend to be taxable, U.K. corporation tax (at a rate of 19% for the 2021/2022 tax year, and to be increased for certain companies for the 2023/2024 tax year up to a maximum rate of 25%) will be chargeable on the amount of any dividends received from LivaNova PLC.
Other corporate holders
Corporate holders of ordinary shares which are not resident in and have no permanent establishment in the U.K. for tax purposes and which hold their ordinary shares as an investment and not in connection with any trade carried on by them would not generally be subject to U.K. tax on dividends received from LivaNova PLC.

Taxation of disposals
Individual holders resident in the U.K.
A disposal (or deemed disposal) of ordinary shares by an individual holder who is (at any time in the relevant U.K. tax year) resident in the U.K. for tax purposes, may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. capital gains tax, depending on his or her individual circumstances. Subject to any available exemption, allowance or relief, gains arising on a disposal or deemed disposal of ordinary shares by an individual resident in the U.K. for tax purposes will be taxed at a rate of 10%, except to the extent that the gain, when it is added to such individual’s other taxable income and gains in the relevant year, exceeds the upper limit of the income tax basic rate band (£37,700 for the 2021/2022 tax year), in which case it will be taxed at the rate of 20%. The capital gains tax annual exempt amount (£12,300 for individuals in the 2021/2022 tax year) may be available to individual holders resident in the U.K. for tax purposes to offset against chargeable gains realised on the disposal of their ordinary shares, to the extent that the exemption has not already been utilised. No indexation allowance will be available to an individual holder resident in the U.K. in respect of a disposal or deemed disposal of ordinary shares.
An individual holder of ordinary shares who ceases to be resident in the U.K. for a period of less than five years and who disposes of his or her ordinary shares during that period of temporary non-residence may be liable for U.K. capital gains tax on a chargeable gain accruing on such disposal on his or her return to the U.K. (subject to any available exemption, allowance or relief). Special rules apply to individual holders who are subject to tax on a “split year” basis, who should seek specific professional advice if they are in any doubt about their position.
Other individual holders
An individual holder who is not resident or domiciled in the U.K. for tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of his or her ordinary shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which the ordinary shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares.
Corporate holders resident in the U.K.
A disposal (or deemed disposal) of ordinary shares by a corporate holder resident in the U.K. for tax purposes may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. corporation tax, depending on the circumstances and subject to any available exemption, allowance or relief. The main rate of U.K. corporation tax for the 2021/2022 tax year is 19% (to be increased for certain companies for the 2023/2024 tax year up to a maximum rate of 25%). No indexation allowance will be available to reduce any chargeable gain arising on such disposal of ordinary shares.
Other corporate holders
A corporate holder of ordinary shares that is not resident in the United Kingdom will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of its ordinary shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary shares are attributable. In these circumstances, a disposal of ordinary shares by such holder may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. corporation tax.
Stamp duty and SDRT
The following statements are intended as a general guide to the current U.K. stamp duty and SDRT position, and apply regardless of whether or not a holder of ordinary shares is resident or domiciled in the U.K. It should be noted that certain categories of persons, including market makers, brokers, dealers, and other specified market intermediaries, are entitled to exemption from stamp duty and SDRT in respect of purchases of securities in specified circumstances.

General rules
As a general rule, no stamp duty or SDRT is payable on an issuance of shares in a U.K. company, but transfers of shares in a U.K. company will attract a stamp duty or SDRT charge equal to 0.5% of the consideration for the shares, rounded up to the nearest £5 in the case of stamp duty. However, generally, and subject in particular to the discussion below, neither stamp duty nor SDRT should be payable in respect of the transfer of book-entry interests in LivaNova PLC ordinary shares within the DTC clearance system.
Depositary arrangements and clearance services
We expect that LivaNova PLC ordinary shares will be eligible for deposit and clearing within the DTC clearance system. Special rules apply where ordinary shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service, pursuant to which stamp duty or SDRT may be charged at a higher rate of 1.5%. However, where a clearance service has made and maintained an election under section 97A Finance Act 1986, the 1.5% charge will not apply and transfers of ordinary shares into that clearance service would then be subject to stamp duty or SDRT at the normal rate of 0.5% of the amount of value of any consideration. We understand that HMRC regards DTC as a clearance service for these purposes and that no election under section 97A Finance Act 1986 has been made by DTC.
Following litigation, HMRC has confirmed in its published guidance that it will no longer seek to impose stamp duty or SDRT at a rate of 1.5%. on issuances of U.K. shares to depositary receipt issuers or clearance services anywhere in the world, on the basis that the charge is not compatible with EU law.
However, HMRC’s view is that the relevant case law does not have any impact upon the transfer (on sale or otherwise than on sale) of shares or securities to depositary receipt systems or clearance services that are not an integral part of an issue of share capital, such that the 1.5% SDRT or stamp duty charge will continue to apply to such transfers. If ordinary shares are withdrawn from the facilities of DTC, a charge to stamp duty or SDRT at 1.5% may therefore arise on a subsequent redeposit of ordinary shares into the facilities of DTC.
It should also be noted that the 1.5% charge for all issues of shares into depositary receipt systems and clearance services remains as a provision of U.K. statute and that the removal of the 1.5% charge is based upon the provisions of EU law. HMRC’s recently published practice states that the disapplication of the 1.5% charge in accordance with those provisions of EU law will remain the position following the U.K.’s exit from the EU unless the relevant U.K. statutory provisions are amended. Specific professional advice should be sought before incurring a 1.5% stamp duty or SDRT charge in any circumstances. Transfers of interests in ordinary shares within a depositary receipt system and transfers of book-entry interests in ordinary shares within a clearance system should not attract a charge to stamp duty or SDRT in the U.K., provided that (in the case of stamp duty) there is no written instrument of transfer and, in the case of a transfer within a clearance system, no election is, or has been, made by the clearance system under section 97A Finance Act 1986. Transfers of book-entry interests in ordinary shares within a clearance system where an election has been made by the clearance system under section 97A Finance Act 1986 will generally be subject to SDRT (rather than stamp duty) at a rate of 0.5% of the amount or value of the consideration.
The transfer on sale of ordinary shares (outside the facilities of a clearance service such as DTC or from within the clearance service to a purchaser outside of the clearance service) by a written instrument of transfer will generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer (rounded up to the nearest £5). The purchaser normally pays the stamp duty. An agreement to transfer ordinary shares (outside the facilities of a clearance service such as DTC or from within the clearance service to a purchaser outside of the clearance service) will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.
A share buy-back by LivaNova PLC of ordinary shares will also give rise to stamp duty at the rate of 0.5% of the consideration payable, and such stamp duty will be paid by LivaNova PLC.

The Proposed Financial Transaction Tax
The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.
The Commission’s Proposal has a very broad scope and could, if introduced in its current form, apply to certain dealings in the ordinary shares in certain circumstances.
Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the ordinary shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.
The FTT proposal remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.
Prospective holders of ordinary shares are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to acquire the number of ordinary shares indicated in the following table. Goldman Sachs & Co. LLC, Barclays Capital Inc. and UBS Securities LLC are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Barclays Capital Inc.
UBS Securities LLC
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company Incorporated
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to acquire up to an additional             ordinary shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any ordinary shares are acquired pursuant to this option, the underwriters will severally acquire shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to acquire             additional ordinary shares.
Paid by the Company	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$
We estimate that the total expenses of this offering, which are payable by us, including filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $      million.
Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. After the initial offering of the ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
In connection with this offering, we have entered into agreements with Goldman Sachs & Co. LLC, acting on behalf of the underwriters, in respect of the subscription and transfer of certain ordinary shares and preference shares in Project Tau Funding Limited, a company registered in Jersey. Under the terms of these agreements, Goldman Sachs & Co. LLC, acting on behalf of the underwriters, has agreed to subscribe for shares in JerseyCo for an aggregate value equal to the proceeds the underwriters expect to receive from the sale of ordinary shares offered hereby, minus the underwriting discount. At the closing of this offering, we will allot and issue the ordinary shares offered hereby to Goldman Sachs & Co. LLC, acting on behalf of the underwriters, in exchange for the transfer of the shares in JerseyCo held by Goldman Sachs & Co. LLC, on behalf of the underwriters, to us. As a result, the issuance of the ordinary shares pursuant to this offering for such non-cash consideration will not be subject to preemption rights under English law or our articles of association.

Lock-Up Arrangements
The Company has agreed with the underwriters that, for a period of 90 days after the date of this prospectus supplement, and subject to certain exceptions, it will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, or file or cause to be filed with the SEC a registration statement, including any amendments, under the Securities Act relating to, any of its securities that are substantially similar to the ordinary shares, including but not limited to any options or warrants to purchase ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise (other than the Securities to be sold hereunder or pursuant to employee benefit plans, qualified employee stock option plans, other employee compensation plans or non-employee director compensation programs (collectively, “Compensation Plans”) existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement and described in this prospectus supplement, without the prior written consent of Goldman Sachs & Co. LLC and Barclays Capital Inc. The foregoing restrictions will not apply to:
(A)
the issuance of ordinary shares or other securities (including securities convertible into ordinary shares) in connection with the acquisition by the Company or any of its subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by the Company in connection with any such acquisition; or

(B)
the issuance of ordinary shares or other securities (including securities convertible into ordinary shares) in connection with joint ventures, commercial relationships or other strategic transactions;

provided that, in the case of these clauses (A) and (B), the aggregate number of ordinary shares issued in all such acquisitions and transactions does not exceed 5% of the issued and outstanding ordinary shares of the Company following the completion of this offering and any recipients of such securities shall deliver a lock-up agreement to the underwriters substantially in the form described below.
In addition, our executive officers and directors have agreed with the underwriters that, for a period of 90 days after the date of this prospectus supplement (the “lock-up period”), they will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any of ordinary shares, or any options or warrants to purchase any ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by them, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such person or someone other than such person), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any ordinary shares or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the ordinary shares or other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The foregoing restrictions will not apply to:
(i)
as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in this paragraph, and provided that no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than a filing on a Form 5 or Form 13F made after the expiration of the lock-up period);

(ii)
to their immediate family member, or any trust for the direct or indirect benefit of them, or any successors upon death, provided that such immediate family member or the trustee of the trust agrees to be bound in writing by the restrictions described in this paragraph, any such transfer shall not involve a disposition for value, and no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily in connection therewith (other than a filing on a Form 5 or Form 13F made after the expiration of the lock-up period);
(iii)
to the extent such Ordinary Shares were acquired in open market transactions after the completion of this offering, provided that no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than a filing on a Form 5 or Form 13F made after the expiration of the lock-up period);

(iv)
by operation of law, provided that such transferee agrees to be bound in writing by the restrictions described in this paragraph, provided that no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than a filing on a Form 5 or Form 13F made after the expiration of the lock-up period);

(v)
in connection with the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that (A) such plan does not provide for the transfer of ordinary shares during the lock-up period, (B) if they are required to file a report under Section 16(a) of the Exchange Act reporting the establishment of such plan during the lock-up period, such filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the lock-up period and (C) no other public filing or announcement shall be required or shall be made voluntarily in connection with the establishment of such plan;

(vi)
pursuant to a trading plan previously provided to the underwriters, which complies with Rule 10b5-l under the Exchange Act and has been entered into prior to the date of the lock-up agreement, provided that (x) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above and (y) no public filing or report regarding such sales or transfers is otherwise voluntarily effected during the Lock-Up Period;

(vii)
to a corporation, partnership, or limited liability company or other entity that controls or is controlled by, or is under common control with, them and/or by members of their immediate family, or to any investment fund or other entity controlled or managed by the them, provided that the recipient agrees to be bound in writing by the restrictions described in this paragraph, any such transfer shall not involve a disposition for value, and no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than a filing on a Form 5 or Form 13F made after the expiration of the lock-up period);

(viii)
to the Company in connection with the “net” or “cashless” exercise of any options to acquire ordinary shares pursuant to any employee benefit plans described in this prospectus supplement, provided that the Ordinary Shares received upon such exercise shall be subject to the restrictions described in this paragraph, and provided further that no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than (A) any required filing under the Exchange Act which indicates the nature of such transfer, and (B) any required filing on a Form 5 or Form 13F made after the expiration of the Lock-Up Period);

(ix)
to the Company for the primary purposes of satisfying any tax or other governmental withholding obligation with respect to ordinary shares issued upon the exercise of an option or warrant (or upon the exchange of another security or securities) pursuant to a plan described in this prospectus supplement, or issued under an employee equity or benefit plan described in this prospectus supplement, provided further that no filing by any party under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership of ordinary shares shall be required or shall be made voluntarily made in connection therewith (other than (A) any required filing under the Exchange Act which indicates the nature of such transfer, and (B) any required filing on a Form 5 or Form 13F made after the expiration of the Lock-Up Period);
(x)
pursuant to a bona fide third-party tender offer for all outstanding ordinary shares, merger, consolidation or other similar transaction approved by the Board of Directors of the Company and made to all holders of the ordinary shares involving a change of control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which they may agree to transfer, sell, tender or otherwise dispose of ordinary shares or other such securities in connection with such transaction, or vote any ordinary shares in favor of any such transaction); or

(xi)
with the prior written consent of Goldman Sachs & Co. LLC and Barclays Capital Inc.

Certain Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, we expect that affiliates of Goldman Sachs & Co. LLC, Barclays Capital Inc. and UBS Securities LLC will act as joint lead arrangers in connection with our new revolving credit facility for which they will receive customary fees. See “Prospectus Supplement Summary — Proposed Revolving Credit Facility” for more information.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Price Stabilization, Short Positions and Penalty Bids
In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to acquire additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no ordinary shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Company or any Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any

resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
Certain legal matters with respect to English law relating to the validity of the ordinary shares offered pursuant to this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our US counsel and English solicitors. Certain legal matters with respect to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York, their US counsel and by Davis Polk & Wardwell LLP, London, England, their English solicitors.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEMENT OF JUDGMENTS
We are incorporated under the laws of England and Wales. Some of our directors and officers may reside outside the United States, and a portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers or have any of them appear in a U.S. court.
The United States and the United Kingdom do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a United States federal or state court in the United Kingdom will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a United Kingdom court would recognize the basis on which a United States court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the United Kingdom of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the United States securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.

PROSPECTUS
LivaNova PLC
Ordinary Shares
Preferred Shares
Rights
We may offer and sell from time to time the securities described in this prospectus separately or together in any combination, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.
This prospectus describes the general manner in which the securities described in this prospectus may be offered and sold. The specific manner in which the securities described in this prospectus may be offered and sold will be described in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the related prospectus supplement, together with the documents we incorporate by reference, before you invest. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell the securities described in this prospectus unless accompanied by a prospectus supplement.
We may offer and sell the securities described in this prospectus through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 9. The prospectus supplement for each offering of our securities will describe in detail the plan of distribution for that offering.
Our ordinary shares are listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “LIVN”. The last reported sale price of our ordinary shares on NASDAQ on July 30, 2021 was $86.30 per share.
Investing in our securities involves risks. You should carefully consider the risks identified in the “Risk Factors” section on page 2 of this prospectus, in the documents incorporated by reference in this prospectus and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 2, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, using an automatic shelf registration process. Because we used a shelf registration statement, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any free writing prospectus related to our securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
References in this prospectus to “we,” “us,” “our,” “the Company” or “LivaNova” are to LivaNova PLC and its consolidated subsidiaries, unless the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are available to the public at the SEC’s website at
http://www.sec.gov and at our investor relations website, https://investor.livanova.com/. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made

i

in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information:
•
our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021;

•
the description of our ordinary shares included as Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021, including any amendment or report filed for the purpose of updating this description;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 28, 2021, and the quarter ended June 30, 2021, filed with the SEC on July 28, 2021;

•
our Current Reports on Form 8-K dated February 24, 2021 (filed February 25, 2021), April 9, 2021 (filed April 15, 2021) and June 9, 2021 (filed June 10, 2021); and

•
our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, filed on April 30, 2021 to the extent incorporated by reference in Part III of the Form 10-K.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed”, which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus and any prospectus supplement.
Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Each person, including any beneficial owner, to whom a prospectus is delivered, may obtain a copy of any document that is incorporated by reference in this prospectus from the SEC, through the SEC’s website at the address set forth under “About this Prospectus,” or, without charge, by written or oral request directed to:
LivaNova PLC
Attention: Investor Relations
4th Floor
20 Eastbourne Terrace
London, United Kingdom, W2 6LG
(44) (0) 20 325-0660

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this prospectus, any prospectus supplement and the documents incorporated by reference herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements relating to LivaNova’s plans, objectives, strategies, financial performance and outlook, trends, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “should,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” “foresee” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by LivaNova and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein. Such risks, uncertainties and other important factors include, but are not limited to the risks and uncertainties summarized below:
•
changes in our ordinary share price;

•
activist investors causing disruptions to the business;

•
changes in our profitability;

•
regulatory activities and announcements, including the failure to obtain regulatory approvals for our new products;

•
effectiveness of our internal controls over financial reporting;

•
fluctuations in future quarterly operating results;

•
failure to comply with, or changes in, laws, regulations or administrative practices affecting government regulation of our products, including, but not limited to, U.S. Food and Drug Administration (“FDA”) laws and regulations;

•
failure to establish, expand or maintain market acceptance of our products for the treatment of our approved indications;

•
any legislative or administrative reform to the healthcare system, including the U.S. Medicare or Medicaid systems or international reimbursement systems, that significantly reduces reimbursement for our products or procedures or denies coverage for such products or procedures or enhances coverage for competitive products or procedures, as well as adverse decisions by administrators of such systems on coverage or reimbursement issues relating to our products;

•
failure to maintain the current regulatory approvals for our products’ approved indications;

•
failure to obtain or maintain coverage and reimbursement for our products’ approved indications;

•
unfavorable results from clinical studies;

•
variations in sales and operating expenses relative to estimates;

•
our dependence on certain suppliers and manufacturers to provide certain materials, components and contract services necessary for the production of our products;

•
product liability, intellectual property, shareholder-related, environmental-related, income tax and other litigation, disputes, losses and costs;

•
protection, expiration and validity of our intellectual property;

•
changes in technology, including the development of superior or alternative technology or devices by competitors;

•
competition from providers of alternative medical therapies, such as pharmaceutical companies and providers of cannabis;

•
cyber-attacks or other disruptions to our information technology systems;

•
failure to comply with applicable U.S. laws and regulations, including federal and state privacy and security laws and regulations;

•
failure to comply with applicable non-U.S. laws and regulations;

•
non-U.S. operational and economic risks and concerns;

•
failure to attract or retain key personnel;

•
failure of new acquisitions to further our strategic objectives or strengthen our existing businesses;

•
losses or costs from pending or future lawsuits and governmental investigations, including any amount of liability or damages imposed by the Appeals Court or the Supreme Court of Italy with respect to SNIA S.p.A;

•
changes in accounting rules that adversely affect the characterization of our consolidated financial position, results of operations or cash flows;

•
changes in customer spending patterns;

•
continued volatility in the global market and worldwide economic conditions, including volatility caused by UK’s withdrawal from the European Union (“Brexit”) and/or changes to existing trade agreements and relationships between the U.S. and other countries;

•
risks relating to the outbreak and spread of the COVID-19 pandemic around the world;

•
changes in tax laws, including changes related to Brexit, or exposure to additional income tax liabilities;

•
harsh weather or natural disasters that interrupt our business operations or the business operations of our hospital-customers; and

•
failure of the market to adopt new therapies or to adopt new therapies quickly.

Other factors that could cause our actual results to differ from our projected results are described in the “Risk Factors” section of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and any supplement to this prospectus as well as other documents that we have filed or will file with the SEC.
The afore-referenced risks and uncertainties are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
You should carefully consider the risks specified under the caption “Risk Factors” in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors” contained in any supplement to this prospectus and the documents incorporated by reference herein, before making an investment decision.
LivaNova PLC (together with its subsidiaries “us”, “we”, “our”, “LivaNova” or the “Company”) is a global medical device company focused on the development and delivery of important therapeutic solutions for the benefit of patients, healthcare professionals and healthcare systems throughout the world. Working closely with a global team of medical professionals in the fields of cardiovascular disease and neuromodulation, we design, develop, manufacture and sell innovative therapeutic solutions that are consistent with our mission to improve our patients’ quality of life, increase the skills and capabilities of healthcare professionals and minimize healthcare costs.
We were organized under the laws of England and Wales on February 20, 2015 for the purpose of facilitating the business combination of Cyberonics, Inc., a Delaware corporation, and Sorin S.p.A., a joint stock company organized under the laws of Italy. The business combination became effective in October 2015. LivaNova’s ordinary shares are listed for trading on the NASDAQ Global Market under the symbol “LIVN.”
LivaNova is comprised of two principal business franchises, which are also our reportable segments: Cardiovascular and Neuromodulation, corresponding to our primary therapeutic areas.
Our Cardiovascular business franchise is engaged in the development, production and sale of cardiopulmonary products, and advanced circulatory support products. Cardiopulmonary products include oxygenators, heart-lung machines, autotransfusion systems, perfusion tubing systems, cannulae and other related accessories. Advanced circulatory support includes temporary life support product kits that can include a combination of pumps, oxygenators and cannulae.
Our Neuromodulation business franchise designs, develops and markets neuromodulation-based medical devices for the treatment of epilepsy, depression and obstructive sleep apnea. We are also developing and conducting clinical testing of the VITARIA System for treating heart failure through vagus nerve stimulation (“VNS”). Our seminal Neuromodulation product, the LivaNova Vagus Nerve Stimulation Therapy (“VNS Therapy”) System, is an implantable device authorized for the treatment of drug-resistant epilepsy and difficult-to-treat depression (“DTD”). The VNS Therapy System consists of an implantable pulse generator and connective lead that stimulate the vagus nerve; surgical equipment to assist with the implant procedure; equipment and instruction manuals enabling a treating physician to set parameters for a patient’s pulse generator; and for epilepsy, magnets to manually suspend or induce nerve stimulation. The pulse generator and lead are surgically implanted in a subcutaneous pocket in the upper left chest area, generally during an out-patient procedure; the lead, which does not need to be removed to replace a generator with a depleted battery, is connected to the pulse generator and tunneled under the skin to the vagus nerve in the lower left side of the patient’s neck.
Additional information about us is included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Where You Can Find More Information”. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our securities to decline, and you could lose all or a part of your investment in our securities.
USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities offered hereby for general corporate purposes.

DESCRIPTION OF OUR ORDINARY SHARES
The following is a description of our share capital and a summary of the material terms of our articles of association (the “Articles”). This summary does not purport to give a complete overview and may not contain all of the information that is important to you. To understand them fully, you should read our articles of association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the U.K. Companies Act 2006 (the “Companies Act”) as in force from time to time.
General
Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the ordinary shares in the same manner and under the same terms as U.K. residents or nationals.
Share Capital
As of June 30, 2021, there were 49,522,582 total ordinary shares issued, each with a nominal or par value of £1.00 each (the “ordinary shares”) and 49,983,280 total ordinary shares outstanding.
Dividends and Distributions
Under English law, the Company may only pay dividends out of profits that are available for that purpose. The Company’s profits available for distribution are (in basic terms) its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously reduced or extinguished in a reduction or reorganization of capital duly made. The amount of the Company’s distributable reserves is a cumulative calculation. The Company may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.
Additionally, the Company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.
The Articles permit the Company shareholders, by ordinary resolution (a resolution passed by a simple majority of those shareholders present in person or by proxy and voting in respect of the relevant resolution), to declare dividends but no dividend shall exceed the amount recommended by the directors.
In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed by a shareholder for 12 years from the date when it became due for payment.
The Articles also permit a scrip dividend scheme under which the directors of the Company may offer any holders of ordinary shares the right to receive shares, credited as fully paid, instead of cash in respect of all or any dividend subject to certain terms and conditions set out in the Articles.
Voting Rights
The shareholders in general meeting must vote by poll. On a poll taken at a general meeting, each qualifying Company shareholder present in person or by proxy and entitled to vote on the resolution has one vote for every ordinary share held by such shareholder.
In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting is shareholders who together represent at least a majority of the voting rights of all Company shareholders entitled to vote at the meeting, present in person or by proxy, save that if the Company has only one shareholder entitled to attend and vote at the general meeting, one qualifying Company shareholder present at the meeting and entitled to vote is a quorum.
Amendment to the Articles
Under the Companies Act, the shareholders may amend the articles of association of the Company by special resolution (a resolution passed by the holders of at least 75% of those shares voted either in person or by proxy on the relevant resolution) at a general meeting. The notice of the general meeting at which a special resolution is proposed shall be required to specify the intention to propose any resolutions at the meeting as special resolutions.
Modification of Rights
The rights attaching to the ordinary shares may be modified with the written consent of the holders of 75% in nominal value of the issued ordinary shares (excluding any shares of that class held as treasury shares), or by a special resolution of the holders of the issued ordinary shares, but not otherwise.
General Meetings and Notices
An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings must be called by not less than 14 clear days’ notice. General meetings that are not annual general meetings may be called by shorter notice if agreed to by a majority in number of the Company shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal or par value of the ordinary shares given that right. At least seven clear days’ notice is required for any adjourned meeting, and such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.
Subject to the Companies Act, notices of general meetings shall be given to every holder of ordinary shares as of the record date for the relevant meeting. Beneficial owners nominated to enjoy information rights under the Companies Act and the Company’s auditors are also entitled to receive notices of, and other communications relating to, general meetings. Under the Companies Act, the Company is required to hold an annual general meeting of its shareholders within six months from the day following the end of its fiscal year. Subject to the foregoing, a general meeting may be held at a time and place determined by the Company’s board.
Under the Companies Act, the Company must convene such a meeting once it has received requests to do so from Company shareholders representing at least 5% of the paid up share capital of the Company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares).
Under the Articles, a general meeting may also be called if the company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Company shareholders may call a general meeting for the purpose of appointing one or more directors.
Disclosure of Interests in Ordinary Shares
Under the Companies Act, the Company may serve a notice requiring a person it knows, or has reasonable cause to believe, has an interest in any ordinary shares (or to have had an interest in the previous three years) to confirm or deny the fact, and, if the former, to disclose certain information about the interest, including information about any other person with an interest in the ordinary shares. If a shareholder fails to comply with such a notice within such reasonable period of time as may be set out in the notice, the shareholder shall not be entitled to attend or vote either personally or by proxy at a general meeting, and, where the shares to which such failure to comply represent at least 0.25 percent in nominal value of the issued shares of their class, in respect of such shares, no dividends shall be paid, and no transfers of such shares shall be registered save in certain circumstances.
Return of Capital and Winding Up
On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the holders of the ordinary shares shall be applied in the same order of priority as applies in respect of dividends (i.e. on a pro rata basis based on the number of ordinary shares held by each holder, with all ordinary shares ranking equally amongst themselves for such purpose).

In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the Companies Act, divide among the Company shareholders the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and the liquidator may, for that purpose, value any assets as they deem fair and determine how the division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Company shareholders as he, with the like sanction, may determine. No Company shareholder shall be compelled to accept any assets upon which there is a liability.
Authority to Allot New Shares and Pre-Emption Rights
Under the Companies Act, the Board may only allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company if it is authorized to do so by the Articles or by ordinary shareholder resolution. There are certain exceptions under the Companies Act, including for shares allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act).
At the annual general meeting of shareholders held on June 9, 2021 (the “2021 AGM”), the Company’s shareholders passed an ordinary resolution granting the Board authority to allot new shares and to grant rights to subscribe for, or to convert any security into, shares, up to an aggregate nominal value of £16,122,679, which is equivalent to approximately 33% of the Company’s total issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This authority (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or convert securities into, shares to be granted, after its expiry and the directors may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to such offers or agreements as if this authority had not expired.
Under the Companies Act, the allotment of equity securities that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the Articles otherwise provide an exclusion of these pre-emption rights. In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to the Company, will include the ordinary shares, and all rights to subscribe for or convert securities into such ordinary shares. There are certain exceptions under the Companies Act, including for equity securities allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act) and for equity securities wholly or partly paid up otherwise than in cash.
At the 2021 AGM, the Company’s shareholders passed a special resolution to give the Board the power to allot new equity securities for cash or to sell treasury shares held by the Company for cash, in each case without first offering them to shareholders in proportion to their existing holdings up to an aggregate nominal amount of: (a) £2,442,830 for any purpose; and (b) an additional £2,442,830 only for the purposes of financing an acquisition or other capital investment. The amounts set out under (a) and (b) are each equal to approximately 5% (and together equal to approximately 10%) of the Company’s issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This power (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this power expires, make offers or agreements which would or might require equity securities to be allotted and/or treasury shares to be sold after its expiry and the directors may allot equity securities and/or sell treasury shares pursuant to such offers or agreement as if this power had not expired.
Alteration of Share Capital/Repurchase of Ordinary Shares
Subject to the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, the Company may, from time to time, among other things:
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increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution (see “Authority to Allot New Shares and Pre-Emption Rights” above);

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consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares, subject to this being approved by its shareholders by means of an ordinary resolution;

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subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares, subject to this being approved by its shareholders by means of an ordinary resolution; or

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redenominate its share capital or any class of share capital, subject to this being approved by its shareholders by means of an ordinary resolution.

The Companies Act prohibits the Company from purchasing its own shares unless the terms of the contract pursuant to which the purchase(s) are to be made have been approved by its shareholders by means of an ordinary resolution.
Transfer of Ordinary Shares
The Articles allow holders of ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act and is approved by the Company’s board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of any ordinary shares which are not fully paid) by or on behalf of the transferee.
The Company may not Charge a Fee for Registering the Transfer of a Share.
The Company’s board may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid or is with respect to a share on which the Company has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Company’s board refuses to register a transfer of a share, it shall send notice to the transferee of notice of the refusal together with reasons for the refusal and any instrument of transfer shall (except in the case of fraud) be returned when the notice of refusal is sent.
Stock Exchange Listing
The ordinary shares trade on Nasdaq under the symbol “LIVN”.

DESCRIPTION OF OUR PREFERRED SHARES
The Company may, from time to time, issue preferred shares, subject to having a sufficient authority to allot and (where such preferred shares constitute “equity securities” for the purposes of the Companies Act and are to be paid for wholly in cash and allotted otherwise than in accordance with existing shareholders’ pre-emption rights) a sufficient disapplication of pre-emption rights to cover such issuance. Such preferred shares may be issued in one or more classes with such rights or restrictions as may be determined by: (i) special resolution of the Company’s shareholders; or (ii) the Board (in the absence of, and so long as there is no conflict with, any special resolution that has been passed by the Company’s shareholders). Such rights and restrictions could include dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than and/or preferential to the rights of the ordinary shares. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of ordinary shares.
As of the date of this offering, there are no preferred shares outstanding, and we have no present intention to issue any preferred shares.

DESCRIPTION OF RIGHTS
We may offer rights to purchase ordinary shares or preferred shares, which we refer to as “rights”. The applicable prospectus supplement will describe the specific terms of any such rights offering, including, as applicable:
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the title of the rights;

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the securities for which the rights are exercisable;

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the exercise price for the rights;

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the number of rights issued;

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any other terms of the rights, including terms, procedures and limitations relating to the exercise of the rights;

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information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

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the record date, if any, to determine who is entitled to the rights;

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the period during which rights may be exercised;

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the material terms of any standby underwriting arrangement we enter into in connection with the offering; and

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if applicable, a discussion of the material U.S. federal and U.K. income tax considerations applicable to the issuance of the rights.

If we determine to make appropriate arrangements for rights trading, persons other than our shareholders may acquire rights as described in the prospectus supplement. We may determine to offer rights to our shareholders only or additionally to other persons as described in the applicable prospectus supplement. In the event rights are offered only to our shareholders and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than our shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. (As used under this caption “Plan of Distribution”, the term “securities” means the securities offered by this prospectus and any applicable prospectus supplement, unless otherwise expressly stated or the context otherwise requires). The securities may be distributed from time to time in one or more transactions, each of which will be described in the applicable prospectus supplement and which may include transactions:
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at a fixed price or prices, which may be changed from time to time;

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at market prices prevailing at the time of sale;

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at prices related to such prevailing market prices; or

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at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) any options under which underwriters may purchase additional securities from us; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; and (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be disclosed in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities from us. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. None of the persons participating in any such offering will be obligated to engage in these transactions and these transactions, if commenced, may be discontinued at any time.
If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.
LEGAL MATTERS
Certain legal matters in connection with the securities to be offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our US counsel and English solicitors.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEMENT OF JUDGMENTS
We are incorporated under the laws of England and Wales. Some of our directors and officers may reside outside the United States, and a portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers or have any of them appear in a U.S. court.
The United States and the United Kingdom do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a United States federal or state court in the United Kingdom will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a United Kingdom court would recognize the basis on which a United States court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the United Kingdom of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the United States securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.

LivaNova PLC
$300,000,000
                 Ordinary Shares

Prospectus Supplement
                 ,2021

Joint Bookrunners
Goldman Sachs & Co. LLC Barclays UBS Investment Bank
Co-Managers
Baird         Stifel